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                                                                               EXHIBIT 12


                                            EOG RESOURCES, INC.
                   Computation of Ratio of Earnings to Fixed Charges and Combined Fixed
                                     Charges and Preferred Dividends
                                             (In Thousands)
                                              (Unaudited)


                                                                       Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
                                                         2000      1999      1998       1997       1996
-----------------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR
FIXED CHARGES:
Net Income                                            $396,931  $569,094   $ 56,171   $121,970   $140,008
Less:  Capitalized Interest Expense                     (6,708)  (10,594)   (12,711)   (13,706)    (9,136)
Add:  Fixed Charges                                     67,714    72,413     61,290     41,423     21,997
Income Tax Provision (Benefit)                         236,626    (1,382)     4,111     41,500     50,954
                                                      --------  --------   --------   --------   --------
EARNINGS AVAILABLE                                    $694,563  $629,531   $108,861   $191,187   $203,823
                                                      ========  ========   ========   ========   ========

FIXED CHARGES:
Interest Expense                                      $ 61,006  $ 61,819   $ 48,463   $ 27,369   $ 12,370
Capitalized Interest                                     6,708    10,594     12,711     13,706      9,136
Rental Expense Representative of Interest Factor            -         -         116        348        491
                                                      --------  --------   --------   --------   --------
TOTAL FIXED CHARGES                                     67,714    72,413     61,290     41,423     21,997
Preferred Dividends on a Pre-tax Basis                  17,602       660         -          -          -
                                                      --------  --------   --------   --------   --------
COMBINED TOTAL FIXED CHARGES AND
 PREFERRED DIVIDENDS                                  $ 85,316  $ 73,073   $ 61,290   $ 41,423   $ 21,997
                                                      ========  ========   ========   ========   ========
RATIO OF EARNINGS TO
FIXED CHARGES                                            10.26      8.69       1.78       4.62       9.27

RATIO OF EARNINGS TO
COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS                                   8.14      8.62       1.78       4.62       9.27

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